EXHIBIT 23.1


                             CONSENT OF ACCOUNTANTS


The Board of Directors and Shareholders
Gentle Dental Service Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-25315 and 333-25319) of Gentle Dental Service Corporation of our report dated February 13, 1998, relating to the combined balance sheets of Affordable Dental Care, Inc. and Managed Dental Care of Oregon, Inc. as of December 31, 1996 and 1997 and the related combined statements of income, stockholder's equity and cash flows for the years ended December 31, 1996 and 1997, which report appears in this Current Report on Form 8-K/A Amendment No. 1 of Gentle Dental Service Corporation.


                                       KPMG PEAT MARWICK LLP


Portland, Oregon
May 15, 1998